Exhibit 4.1

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE EXCHANGE ACT OF 1934
The following description of ordinary shares of STERIS plc, a public limited company organized under the laws of Ireland (“STERIS”), is a summary. This summary does not purport to be complete and, along with the other statements in this exhibit, is qualified in its entirety by reference to, and is subject to, the complete text of the STERIS memorandum and articles of association as amended on 3 May 2019 (the “STERIS Constitution”), which is filed as an exhibit to our Annual Report on Form 10-K. You are urged to read the STERIS Constitution and relevant provisions of the Irish Companies Act 2014, as amended (the “Irish Companies Act”), for a more complete understanding of the rights conferred by STERIS ordinary shares.
References in the following discussion to “we,” “our” and “us” and similar references mean STERIS excluding, unless the context otherwise requires or otherwise expressly states, its subsidiaries.
Capital Structure
The rights of and restrictions applicable to the STERIS ordinary shares are prescribed in the STERIS Constitution, subject to the Irish Companies Act.
Authorized Share Capital
STERIS has an authorized share capital of (1) $550,000 divided into (a) 500,000,000 ordinary shares of $0.001 each and (b) 50,000,000 preferred shares of $0.001 each, plus (2) €25,000 divided into 25,000 deferred ordinary shares of €1.00 each.
The authorized share capital includes €25,000 divided into 25,000 deferred ordinary shares of €1.00 each in order to satisfy minimum statutory capital requirements for all Irish public limited companies. The holder of the deferred ordinary shares is not entitled to receive any dividend or distribution, to attend, speak or vote at any general meeting, and has no effective rights to participate in the assets of STERIS.
Under the STERIS Constitution, STERIS may issue shares up to its maximum authorized share capital. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of the shareholders, referred to under Irish law as an “ordinary resolution”.
Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The STERIS Constitution authorizes the STERIS board of directors (“Board”) to allot shares of STERIS with an aggregate par value amount up to the maximum of its authorized but unissued share capital without shareholder approval for a period of five years from the date of adoption of the STERIS Constitution. The authority to issue preferred shares provides us with the flexibility to consider and respond to future business needs and opportunities as they arise from time to time, including in connection with capital raising, financing and acquisition transactions or opportunities.
Under the STERIS Constitution, the STERIS Board is authorized to issue preferred shares on a non-pre-emptive basis, with discretion as to the terms attaching to the preferred shares, including as to voting, dividend and conversion rights and priority relative to other classes of shares with respect to dividends and upon a liquidation. As described in the preceding paragraph, this authority extends until five years from the date of the adoption of the STERIS Constitution, at which time it will expire unless renewed by our shareholders.
Notwithstanding this authority, under the Irish Takeover Rules (as defined below) the STERIS Board is not permitted to issue any of the shares, including preferred shares, during a period when an offer has been made for STERIS or is believed to be imminent unless the issue is (i) approved by our shareholders at a general meeting; (ii)

NAI-1507695769v3

consented to by the Irish Takeover Panel on the basis it would not constitute action frustrating the offer; (iii) consented to by the Irish Takeover Panel and approved by ordinary resolutions of shareholders; (iv) consented to by the Irish Takeover Panel in circumstances where a contract for the issue of the shares had been entered into prior to that period; or (v) consented to by the Irish Takeover Panel in circumstances where the issue of the shares was decided by our Board prior to that period and either action has been taken to implement the issuance (whether in part or in full) prior to such period or the issuance was otherwise in the ordinary course of business.
The STERIS Constitution permits the STERIS Board, without shareholder approval, to determine the terms of any preferred shares that we may issue.
Irish law does not recognize fractional shares held of record. Accordingly, the STERIS Constitution does not provide for the issuance of fractional ordinary shares, and our official Irish share register does not reflect any fractional shares.
Under the STERIS Constitution, subject to the Irish Companies Act, the STERIS Board (or an authorized committee of the STERIS Board) is authorized to approve the allotment, issue, grant and disposal of, or otherwise deal with, shares, options, equity awards, rights over shares, warrants, other securities and derivatives (including unissued shares) in or of STERIS to such persons, at such times and on such terms as it thinks fit (including specifying the conditions of allotment of shares for the purposes of the Irish Companies Act).
Preemptive Rights
Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, STERIS has opted to disapply these preemption rights in the STERIS Constitution in respect of shares of STERIS with an aggregate par value amount up to the maximum of its authorized but unissued share capital.
Irish law requires this disapplication to be renewed at least every five years by 75% of the votes cast at a general meeting of shareholders, referred to under Irish law as a “special resolution”. If the disapplication is not renewed, shares issued for cash must be offered to existing shareholders of STERIS on a pro rata basis to their existing shareholdings before the shares may be issued to any new shareholders.
Statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.
Dividends
Under Irish law, STERIS is able to declare dividends and make distributions only out of “distributable profits”. Distributable profits are the accumulated realized profits of STERIS that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital. In addition, no distribution or dividend may be paid or made by STERIS unless the net assets of STERIS are equal to, or exceed, the aggregate of STERIS’s called up share capital plus its undistributable reserves and the distribution does not reduce STERIS’s net assets below such aggregate. Undistributable reserves include the undenominated capital, the capital redemption reserve fund and the amount by which STERIS’s accumulated unrealized profits that have not previously been utilized by any capitalization exceed STERIS’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.
The determination as to whether STERIS has sufficient distributable profits to fund a dividend must be made by reference to its “relevant financial statements.” The “relevant financial statements” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance

NAI-1507695769v3

with the Irish Companies Act, which give a “true and fair view” of STERIS’s unconsolidated financial position and accord with accepted accounting practice.
The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the STERIS Constitution. The STERIS Constitution authorizes the STERIS Board to declare interim dividends without shareholder approval if it considers that the financial position of STERIS justifies such payment. The STERIS Board may also recommend a dividend to be approved and declared by the shareholders at a general meeting. No dividend issued may exceed the amount recommended by the STERIS Board. The STERIS Constitution provides that dividends may be paid in cash, property or paid-up shares.
Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. Unless provided for by the rights attached to a STERIS ordinary share, no dividend or other monies payable by STERIS in respect of a STERIS ordinary share shall bear interest.
If a dividend cannot be paid to a STERIS shareholder or otherwise remains unclaimed, the STERIS Board may pay it into a separate STERIS account and STERIS will not be a trustee in respect thereof. A dividend that remains unclaimed for a period of twelve years after the payment date will be forfeited and will revert to STERIS.
Share Repurchases, Redemptions and Conversions
Repurchases and Redemptions
The STERIS Constitution provides that STERIS may purchase its own shares and redeem outstanding redeemable shares. Under the Irish law, shares can only be purchased or redeemed out of: (i) distributable reserves; or (ii) the proceeds of a new issue of shares made for the purpose of the purchase or redemption.
Under the Irish Companies Act, a company may purchase its own shares either (i) “on-market” on a recognized stock exchange, which includes the New York Stock Exchange (the “NYSE”); or (ii) “off-market” (i.e., otherwise than on a recognized stock exchange).
For STERIS to make “on-market” purchases of its ordinary shares, shareholders must provide general authorization to the company to do so by way of an ordinary resolution. For so long as a general authority is in force, no additional shareholder authority for a particular “on-market” purchase is required. Such authority can be given for a maximum period of five years before it requires to be renewed, and must specify: (i) the maximum number of shares that may be purchased; and (ii) the maximum and minimum prices that may be paid for the shares by specifying particular sums or providing a formula.
For an “off-market” purchase, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into.
Separately, STERIS can redeem (as opposed to purchase) its redeemable shares once permitted to do so by its articles (without the requirement for additional shareholder authority).
STERIS’s Constitution provides that, unless the STERIS Board determines otherwise, any ordinary share that STERIS has agreed to acquire shall be automatically converted into a redeemable share. Accordingly, for purposes of the Irish Companies Act, unless the STERIS’s Board determines otherwise, the purchase of ordinary shares by STERIS will technically be effected as a redemption of those shares. If STERIS’s Constitution did not contain such provision, purchases of ordinary shares by STERIS would require to be effected as “on-market” or “off-market” purchases, as described above.
Repurchased and redeemed shares may be cancelled or held as treasury shares, provided that the par value of treasury shares held by STERIS at any time must not exceed 10% of the par value of STERIS’s issued share capital.

NAI-1507695769v3

Purchases by Subsidiaries
Under Irish law, a subsidiary of STERIS may purchase the shares of STERIS either “on-market” or “off-market,” provided such purchases are authorized by the shareholders of STERIS as outlined above. The redemption option is not available to a subsidiary of STERIS.
The number of ordinary shares held by STERIS’s subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued shares capital. While a subsidiary holds any of our shares, it cannot exercise voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable profits of the subsidiary.
STERIS cannot exercise any rights in respect of any treasury shares. Treasury shares can either be held in treasury, re-issued “on-market” or “off-market” or cancelled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or require to be cancelled after one or three years. The re-issue of treasury shares requires to be made pursuant to a valid and subsisting shareholder authority given by way of a special resolution.
Any shares of STERIS purchased and held by subsidiaries will count as treasury shares and will be included in the calculation of the 10% permitted treasury threshold.
Consolidation and Division; Subdivision
Under the Irish Companies Act, STERIS may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares, or subdivide its shares into smaller amounts.
Reduction of Share Capital
STERIS may reduce its share capital by way of a court approved procedure that also requires approval by special resolution of STERIS shareholders at a general meeting.
Lien on Shares, Calls on Shares and Forfeiture of Shares
The STERIS Constitution provides that STERIS will have a first and paramount lien on every share that is not a fully paid up share for an amount equal to the unpaid portion of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. STERIS will not have a lien on any fully paid shares. These provisions are customary in the constitution of an Irish public company limited by shares.
General Meetings of Shareholders
STERIS must hold its annual general meeting within the nine month period beginning with the day following its accounting reference date (which is its accounting year end of March 31).
In addition to any SEC mandated resolutions, the business of STERIS’s annual general meeting is required to include: (a) the consideration of STERIS’s statutory financial statements; (b) the review by the shareholders of STERIS’s affairs; (c) the election and reelection of directors in accordance with the STERIS Constitution; (d) the appointment or reappointment of the Irish statutory auditors; (e) the authorization of the directors to approve the remuneration of the statutory auditors; and (f) the declaration of dividends (other than interim dividends).
The STERIS Constitution provides that the STERIS Board may convene general meetings of the shareholders at any place they so designate. All general meetings, other than annual general meetings, are referred to as “extraordinary general meetings” at law. If a general meeting is held outside Ireland, STERIS has a duty, at its

NAI-1507695769v3

expense, to make all necessary arrangements to ensure that shareholders can by technological means participate in any such meeting without leaving Ireland.
The STERIS Constitution requires that notice of an annual general meeting of shareholders must be delivered to the shareholders at least 21 clear days and no more than 60 clear days before the meeting. Shareholders must be notified of all general meetings (other than annual general meetings) at least 14 clear days and no more than 60 clear days prior to the meeting (provided that, in the case of an extraordinary general meeting for the passing of a special resolution, at least 21 clear days’ notice is required in accordance with the Irish Companies Act). Notice periods for general meetings can be shortened if all shareholders entitled to attend and vote at the meeting agree to hold the meeting at short notice. “Clear days” means calendar days and excludes (1) the date on which a notice is given or a request received; and (2) the date of the meeting itself.
Calling Special Meetings of Shareholders
The STERIS Constitution provides that general meetings of shareholders may be called on the order of the STERIS Board. Under Irish law, one or more shareholders representing at least 10% of the paid up share capital of STERIS carrying voting rights have the right to requisition the holding of an extraordinary general meeting.
Serious Loss of Capital
If the directors of STERIS become aware that the assets of STERIS are half or less of the amount of STERIS’s called up share capital, the directors must convene an extraordinary general meeting of STERIS not later than 28 days after the earliest day on which that fact is known to a director (and the general meeting must be convened for a date not later than 56 days from that day). The meeting must be convened for the purpose of considering whether any, and if so what, measures should be taken to address the situation.
Quorum for Meetings of Shareholders
Under the STERIS Constitution, holders of at least a simple majority of the shares issued and entitled to vote at a general meeting, shall constitute a quorum. The necessary quorum at a separate general meeting of the holders of any class of shares shall be holders of at least a simple majority of that class of shares issued and entitled to vote.
Voting Rights
Under the STERIS Constitution, each holder of STERIS ordinary shares is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holder of the deferred ordinary shares is not entitled to a vote. No voting rights shall be exercised in respect of any shares held as treasury shares. Any shares held by the subsidiaries will count as treasury shares for this purpose, and such subsidiaries cannot therefore exercise any voting rights in respect of those shares.
All resolutions at an annual general meeting or other general meeting will be decided on a poll. On a poll every shareholder who is present, in person or by proxy, at the general meeting, is entitled to one vote for every STERIS ordinary share held by such shareholder. On a separate general meeting of the holders of any class of shares, all votes will be taken on a poll and each holder of shares of the class will, on a poll, have one vote in respect of every share of that class held by such shareholder.
Under the Irish Companies Act and the STERIS Constitution, certain matters require “ordinary resolutions,” which must be approved by at least a majority of the votes cast, in person or by proxy, by shareholders at a general meeting, and certain other matters require “special resolutions,” which require the affirmative vote of at least 75% of the votes cast, in person or by proxy, by shareholders at a general meeting. An ordinary resolution is needed (among other matters) to: remove a director; provide, vary or renew the directors’ authority to allot shares and to appoint directors (where appointment is by shareholders). A special resolution is needed (among other

NAI-1507695769v3

matters) to: alter a company’s constitution, exclude statutory preemptive rights on allotment of securities for cash (up to five years); reduce a company’s share capital; re-register a public company as a private company (or vice versa); and approve a scheme of arrangement.
The chairman at a general meeting has a casting vote if equal votes are cast for and against a resolution on a poll.
Cumulative voting is not recognized under Irish law.
Shareholder Action by Written Consent
Under Irish law, a public limited company’s shareholders can pass a resolution by written consent.
Variation of Rights Attaching to a Class of Shares
Under the STERIS Constitution and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of our shareholders of the affected class or with the consent in writing of the holders of 75% of all the votes of that class of shares.
Acquisitions
Shareholder Approval of Merger or Consolidation
Irish law recognizes the concept of a statutory merger in three situations: (1) a domestic merger where an Irish private limited company merges with another Irish company (not being a public limited company) under Part 9 of the Irish Companies Act; (2) a domestic merger where an Irish public limited company merges with another Irish company under Part 17 of the Irish Companies Act; and (3) a cross border merger, where an Irish company merges with another company based in the European Economic Area under the European Communities (Cross Border Merger) Regulations 2008 of Ireland.
Under Irish law and subject to applicable U.S. securities laws and NYSE rules and regulations, where STERIS proposes to acquire another company, approval of STERIS’s shareholders is not required, unless effected as a direct domestic merger or direct cross-border merger as referred to above. Under Irish law, where another company proposes to acquire STERIS, the requirement for the approval of the shareholders of STERIS depends on the method of acquisition.
Schemes of Arrangement
Under Irish law, schemes of arrangement are arrangements or compromises between a company and any class of shareholders or creditors, and are used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers (similar to a merger in the United States). Such arrangements require the approval of: (i) a majority in number of shareholders or creditors (as the case may be) representing 75% in value of the creditors or class of creditors or shareholders or class of shareholders present and voting either in person or by proxy at a special meeting convened by order of the court; and (ii) the High Court of Ireland.
Once approved by the requisite shareholder and creditor majority, sanctioned by the High Court of Ireland and becoming effective, all shareholders and/or, as the case may be, creditors of the relevant class are bound by the terms of the scheme. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.
Takeover offer

NAI-1507695769v3

The Irish Companies Act also provides that where (i) a takeover offer is made for shares, and (ii) following the offer, the offeror has acquired or contracted to acquire not less than 80% of the shares to which the offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the terms of the offer.
A dissenting shareholder may object to the transfer on the basis that the offeror is not entitled to acquire its shares or to specify terms of acquisition different from those in the offer by applying to the court within 30 days of the date on which notice of the transfer was given. In the absence of fraud or oppression, and subject to strict compliance with the terms of the statute, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate.
A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.
Statutory Mergers
It is also possible for STERIS to be acquired by way of a domestic or cross-border statutory merger, as described above. Such mergers must be approved by a special resolution of shareholders. If the consideration being paid to shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.
Asset Sales/Business Combinations
The STERIS Constitution provides that an ordinary resolution of the shareholders of STERIS is required for certain transactions relating to the sale of all or substantially all of the property or assets of STERIS other than to members of STERIS’s group of companies.
Disclosure of Interests in Shares
Under the Irish Companies Act, a shareholder must notify us if, as a result of a transaction, the shareholder will become interested in three percent or more of our voting shares, or if as a result of a transaction a shareholder who was interested in three percent or more of our voting shares ceases to be so interested. Where a shareholder is interested in three percent or more of our voting shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.
In addition, Irish law provides that a company may, by notice in writing, require a person whom the company knows or reasonably believes to be or to have been within the three preceding years, interested in its issued voting share capital to: (1) confirm whether this is or is not the case; and (2) if this is the case, to give further information that it requires relating to his or her interest and any other interest in the company’s shares of which he or she is aware. The disclosure must be made within a reasonable period as specified in the relevant notice which may be as short as one or two days.
If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to the High Court of Ireland for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows: (1) any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void; (2) no voting

NAI-1507695769v3

rights shall be exercisable in respect of those shares; (3) no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and (4) no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.
The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale. In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of one percent or more.
Irish Takeover Rules
STERIS is subject to the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules (the “Irish Takeover Rules”) promulgated thereunder, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in the case of multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, the STERIS Board will not be permitted, without shareholder approval, to take certain actions that might frustrate an offer for STERIS once the STERIS Board has received an approach that may lead to an offer or has reason to believe an offer is, or may be, imminent.
A transaction in which a third party seeks to acquire 30% or more of our voting rights and any other acquisitions of our securities will be governed by the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules made thereunder, or the Irish Takeover Rules, and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles
The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel: (1) in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected; (2) the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business; (3) a target company’s board of directors must act in the interests of that company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer; (4) false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted; (5) a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration; (6) a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and (7) a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.
Mandatory Bid
Under certain circumstances, a person who acquires shares, or other voting securities, of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities in that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a

NAI-1507695769v3

company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must not be less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.
If the bidder or any of its concert parties has acquired our ordinary shares (1) during the 12-month period prior to the commencement of the offer period that represent more than 10% of our total ordinary shares or (2) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (1), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this Rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.
An offer period will generally commence from the date of the first announcement of the offer or proposed offer.
Substantial Acquisition Rules
The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
Rights of Dissenting Shareholders
Irish law does not generally provide for appraisal rights. However Irish law provides for dissenters’ rights in certain situations, as described below: (1) under a takeover offer, an offeror which has acquired or contracted to acquire not less than 80% of the shares to which the offer relates may require the other shareholders who did not accept the offer to transfer their shares on the terms of the offer. Dissenting shareholders have the right to apply to the High Court of Ireland for relief; (2) a takeover scheme of arrangement which has been approved by the requisite shareholder majority and sanctioned by the High Court of Ireland will be binding on all shareholders. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme; and (3) in the case of a domestic or cross-border statutory merger, if the consideration being paid to shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.
Anti-Takeover Measures

NAI-1507695769v3

Frustrating Action
Under the Irish Takeover Rules, the STERIS Board is not permitted to take any action that might frustrate an offer for our shares once the STERIS Board has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (1) the issue of shares, options, restricted share units or convertible securities, (2) material acquisitions or disposals, (3) entering into contracts other than in the ordinary course of business or (4) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which the STERIS Board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where: (a) the action is approved by our shareholders at a general meeting; or (b) the Irish Takeover Panel has given its consent, where: (i) it is satisfied the action would not constitute frustrating action; (ii) our shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting; (iii) the action is taken in accordance with a contract entered into prior to the announcement of the offer, or any earlier time at which the Board considered the offer to be imminent; or (iv) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.
Insider Dealing
The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.
Duration; Dissolution; Rights upon Liquidation
The duration of STERIS is unlimited. STERIS may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. STERIS may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure if it has failed to file certain returns. STERIS may also be dissolved by the Director of Corporate Enforcement in Ireland where our affairs have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that STERIS should be wound up.
If the STERIS Constitution contains no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to our shareholders in proportion to the paid-up nominal value of the shares held. The STERIS Constitution contains no specific provisions in respect of a winding up, but the rights of the shareholders may be subject to the rights of any preference shareholders to participate under the terms of any series or class of preferred shares.
Uncertificated Shares
Shares of STERIS may be held in either certificated or uncertificated form.
No Sinking Fund
STERIS’s ordinary shares have no sinking fund provisions.

NAI-1507695769v3